Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and Year Ended 2016

•	Net earnings were $27.1 million for the fourth quarter of 2016, or $0.25 per share.
•	Net earnings were $101.4 million, or $0.94 per share, for 2016.
•	Loans increased by $100 million for the quarter, or 2.33%, primarily due to seasonal dairy borrowings.
•	Loans increased by $378 million for the year, or 9.41%.
•	Noninterest-bearing deposits totaled $3.67 billion, or 58.22%, of total deposits.

Ontario, CA, January 18, 2017-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter and year ended December 31, 2016.

CVB Financial Corp. reported net income of $27.1 million for the quarter ended December 31, 2016, compared with $25.4 million for the third quarter of 2016 and $28.6 million for the fourth quarter of 2015. This represents an increase of $1.6 million over the prior quarter and a decrease of $1.5 million from the fourth quarter of 2015. Diluted earnings per share were $0.25 for the fourth quarter, compared to $0.23 for the prior quarter and $0.27 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented, “2016 was a solid year for the bank. We recruited several new banking teams and successfully completed the acquisition and integration of County Commerce Bank. We also purchased a new building to house our operations and technology personnel, along with several other bank departments. This new facility should provide the foundation to support our growth for many years to come.” Myers commented further, “For 2017, our focus will remain the same. We will continue to execute our growth-oriented strategy of increasing same store sales, opening new center locations by recruiting banking teams, and small bank acquisitions.”

Net income of $27.1 million for the fourth quarter of 2016 produced an annualized return on beginning equity of 10.74%, an annualized return on average equity of 10.60% and an annualized return on average assets of 1.33%. Net income for the fourth quarter of 2015 produced an annualized return on average equity of 12.17% and an annualized return on average assets of 1.47%. The efficiency ratio for the fourth quarter of 2016 was 47.30%, compared to 45.62% for the third quarter of 2016 and 44.34% for the fourth quarter of 2015.

Net income totaled $101.4 million for the year ended December 31, 2016. This represented a $2.3 million, or 2.30%, increase from the prior year. Earnings for 2016 included $6.4 million in loan loss provision recapture and $4.1 million in nonrecurring expenses. This compares to $5.6 million in loan loss provision recapture and $13.9 million in pre-tax debt termination expense for 2015. Diluted earnings per share were $0.94 for 2016, compared to $0.93 for 2015. Net income for the year ended December 31, 2016 produced an annualized return on beginning equity of 10.98%, a return on average equity of 10.26% and a return on average assets of 1.26%. The efficiency ratio for 2016 was 46.73%, compared to 49.11% for 2015. Excluding the impact of the nonrecurring expenses of $4.1 million and debt termination costs of $13.9 million, the efficiency ratio for 2016 and 2015 was 45.34% and 44.27%, respectively.

Net interest income before recapture of loan loss provision was $65.4 million for the quarter, which was a $2.3 million, or 3.61%, increase over the third quarter of 2016 and a $2.2 million, or 3.45%, increase over the fourth quarter of 2015. Total interest income and fees on loans for the fourth quarter of 2016 of $49.2 million increased $1.5 million, or 3.05%, from the third quarter of 2016 and $3.2 million, or 7.03%, from the fourth quarter of 2015. The fourth quarter of 2016 included $716,000 in nonaccrued interest and loan fee recapture as a result of the payoff of one nonperforming loan classified as troubled debt restructured loans (“TDR”). The fourth quarter of 2015 included the recognition of $857,000 in nonaccrued interest income as a result of the payoff of one nonperforming loan. Total investment income increased by $597,000, or 3.68%, from $16.2 million for the third quarter of 2016 to $16.8 million for the fourth quarter of 2016. Investment income declined $1.7 million, or 9.27%, from the fourth quarter of 2015.

Net interest income before recapture of loan loss provision was $257.1 million in 2016, a $4.1 million increase over 2015, or 1.63%. Total interest income and fees on loans grew by $7.3 million, or 3.95%, over 2015 to $193.0 million, while investment income declined by $4.3 million, or 5.93%, to $67.9 million from 2015. Interest expense declined by $595,000, or 6.94%, in 2016.

During the fourth quarter of 2016, $4.4 million of loan loss provision was recaptured, compared to $2.0 million for the third quarter of 2016 and $1.1 million for the same period last year. Recapture of provision for loan losses totaled $6.4 million for 2016, compared to $5.6 million for 2015.

Noninterest income was $8.4 million for the fourth quarter of 2016, compared with $9.2 million for the third quarter of 2016 and $8.7 million for the fourth quarter of 2015. For the year ended December 31, 2016, noninterest income was $35.6 million compared with $33.5 million for 2015. The year-over-year increase of $2.1 million was primarily due to a $1.1 million net gain on the sale of loans in the first quarter of 2016, a $272,000 net gain on the sale of our Porterville branch during the second quarter of 2016, and a $548,000 gain on the sale of investment securities in the third quarter of 2016. In addition, during 2015, there was a negative impact on noninterest income of $902,000 resulting from the FDIC loss sharing agreement.

Noninterest expense for the fourth quarter of 2016 was $34.9 million, compared to $33.0 million for the third quarter of 2016 and $31.9 million for the fourth quarter of 2015. The $1.9 million increase was mostly the result of a fair value adjustment of approximately $2.5 million for our operations center, which was classified as an asset held-for-sale at December 31, 2016, and $1.5 million related to the settlement of a wage-hour class action lawsuit. These nonrecurring expenses were partially offset by decreases of $777,000 in salary and benefit expense, $651,000 in regulatory assessment costs, $401,000 in occupancy and equipment costs, as well as a $450,000 recapture of provision for unfunded loan commitments. The $3.0 million increase when compared to the fourth quarter of 2015 was primarily the result of a fair value adjustment of approximately $2.5 million for our operations center, which was classified as an asset held-for-sale at December 31, 2016, and a $1.5 million reserve for the settlement of a wage-hour class action lawsuit. This was partially offset by a $614,000 decrease in regulatory assessment costs and a $450,000 recapture of provision for unfunded loan commitments. As a percentage of average assets, noninterest expense was 1.72%, compared to 1.59% for the third quarter of 2015 and 1.64% for the fourth quarter of 2015.

Noninterest expense for the year ended December 31, 2016 was $3.9 million lower than the prior year, as $13.9 million in debt termination expense was incurred in 2015. Excluding the impact of the debt termination expense, noninterest expense of $136.7 million increased $9.9 million, or 7.84%. This increase was primarily due to $4.1 million in nonrecurring expenses resulting from a fair value adjustment of approximately $2.5 million for our operations center, which was classified as an asset held-for-sale at December 31, 2016, and a $1.5 million reserve for the settlement of a wage-hour class action lawsuit. Salaries and employee benefits increased $4.0 million, principally due to additional compensation related costs resulting from the acquisition of CCB, the opening of our Santa Barbara commercial banking center in January 2016, and other strategic new hires. Acquisition expenses of $1.9 million in 2016 were due to the CCB acquisition and pending Valley Business Bank acquisition, scheduled to close in the first quarter of 2017. As a percentage of average assets, noninterest expense, excluding the impact of debt termination expense, was 1.70%, compared to 1.68% for 2015.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $65.4 million for the fourth quarter of 2016, compared to $63.2 million for the third quarter of 2016 and $63.3 million for the fourth quarter of 2015. Our net interest margin (tax equivalent) was 3.47% for the fourth quarter of 2016, compared to 3.30% for the third quarter of 2016 and 3.52% for the fourth quarter of 2015. Total average earning asset yields (tax equivalent) were 3.57% for the fourth quarter of 2016, compared to 3.40% for the third quarter of 2016, and 3.62% for the fourth quarter of 2015. Total cost of funds of 0.11% for the fourth quarter of 2016 remained unchanged from the third quarter of 2016 and the fourth quarter of 2015.

Net interest income, before provision for loan losses, totaled $257.1 million for the year ended December 31, 2016, compared to $252.9 million for 2015. Our net interest margin (tax equivalent) was 3.46% for 2016, compared to 3.62% for 2015. Total average earning asset yields (tax equivalent) were 3.57% for 2016, compared to 3.74% for 2015. Total cost of funds decreased to 0.11% for 2016 from 0.13% for 2015. During the year ended December 31, 2016, there were four nonperforming TDR loans that were paid in full resulting in the recognition of $3.3 million of interest income. When this recaptured nonaccrued interest is excluded, the net interest margin (tax-equivalent) was 3.42% for 2016. During 2015, there were five nonperforming loans paid in full resulting in a $4.9 million increase to interest income, which positively impacted the tax-equivalent net interest margin by 7 basis points.

Income Taxes

Our effective tax rate was 37.50% for both the quarter and year ended December 31, 2016, compared with 34.50% for the year ended December 31, 2015. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $8.07 billion at December 31, 2016. This represented an increase of $28.7 million, or 0.36%, from total assets of $8.04 billion at September 30, 2016. Interest-earning assets of $7.64 billion at December 31, 2016 increased $2.7 million, or 0.03%, when compared with $7.64 billion at September 30, 2016. The increase in interest-earning assets was primarily due to a $99.9 million increase in total loans and a $75.6 million increase in investment securities. This was partially offset by a $137.6 million decrease in total interest-earning balances due from the Federal Reserve, and a $35.3 million decrease in interest-earning balances due from depository institutions.

Total assets of $8.07 billion at December 31, 2016 increased $402.5 million, or 5.25%, from total assets of $7.67 billion at December 31, 2015. Interest-earning assets totaled $7.64 billion at December 31, 2016, an increase of $354.8 million, or 4.87%, when compared with earning assets of $7.29 billion at December 31, 2015. The increase in interest-earning assets was primarily due to a $378.1 million increase in total loans and a $15.2 million increase in interest-earning balances due from depository institutions. This was partially offset by a $37.5 million decrease in total investment securities.

Investment Securities

Total investment securities were $3.18 billion at December 31, 2016, an increase of $75.6 million, or 2.43%, from $3.11 billion at September 30, 2016 and a decrease of $37.5 million, or 1.16%, from $3.22 billion at December 31, 2015.

At December 31, 2016, investment securities HTM (“Held-to-Maturity”) totaled $911.7 million, a $32.7 million, or 3.72%, increase from September 30, 2016 and a $60.7 million or 7.13% increase from end of 2015.

At December 31, 2016, investment securities AFS (“Available-for-Sale”) totaled $2.27 billion, inclusive of a pre-tax net unrealized gain of $14.6 million. AFS securities grew by $42.9 million, or 1.93%, from the end of the third quarter of 2016, while declining by $98.2 million, or 4.14%, from the end of 2015.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.62 billion at December 31, 2016, compared to $2.52 billion at September 30, 2016 and $2.43 billion at December 31, 2015. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. During the third quarter of 2016, we sold one impaired HTM private-label mortgage-backed security for a net gain of $548,000.

Our combined AFS and HTM municipal securities totaled $371.0 million as of December 31, 2016. These securities are located in 30 states. Our largest concentrations of holdings are located in Minnesota at 21.45%, Texas at 9.78%, Massachusetts at 6.58%, and New York at 5.51%.

In the fourth quarter of 2016, we purchased $296.5 million of MBS and CMO securities with an average yield of approximately 2.09%. We also purchased $15.8 million of municipal securities with an average tax-equivalent yield of approximately 3.90% and $6.8 million of agency securities with an average tax-equivalent yield of 2.24%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.40 billion at December 31, 2016 increased by $99.9 million, or 2.33%, from September 30, 2016. The $99.9 million quarter-over-quarter increase was principally due to increases of approximately $100.1 million in dairy & livestock and agribusiness loans, $15.9 million in commercial real estate loans, and $9.1 million in SFR mortgage loans. The overall increase in loans and leases were partially offset by decreases of $9.4 million in commercial and industrial loans and $6.9 million in SBA loans. The majority of growth in dairy & livestock and agribusiness loans is seasonal.

Total loans and leases, net of deferred fees and discounts, of $4.40 billion at December 31, 2016 increased by $378.1 million, or 9.41%, from December 31, 2015. The increase in total loans included $143.2 million of loans acquired from CCB during the first quarter of 2016. The $378.1 million increase in total loans was principally due to increases of approximately $272.8 million in commercial real estate loans, $45.8 million in commercial and industrial loans, $32.9 million in dairy & livestock and agribusiness loans, $17.3 million in construction loans, $16.8 million in SFR mortgage loans, and $8.0 million in consumer loans. SBA loans decreased by $9.7 million.

Deposits & Customer Repurchase Agreements

Deposits of $6.31 billion and customer repurchase agreements of $603.0 million totaled $6.91 billion at December 31, 2016. This represents an increase of $13.7 million, or 0.20%, when compared with total deposits and customer repurchase agreements of $6.90 billion at September 30, 2016. Deposits and customer and repurchase agreement increased by $304.7 million, or 4.61%, when compared with total deposits and customer repurchase agreements of $6.61 billion at December 31, 2015. Time deposits declined by $327.7 million year-over-year and $43.6 million quarter-over-quarter.

Noninterest-bearing deposits were $3.67 billion at December 31, 2016, an increase of $15.9 million, or 0.44%, when compared to September 30, 2016 and an increase of $423.4 million, or 13.03%, compared to $3.25 billion at December 31, 2015. At December 31, 2016, noninterest-bearing deposits were 58.22% of total deposits, compared to 57.86% at September 30, 2016 and 54.93% at December 31, 2015. Our quarter end totals include a temporary deposit from a single bank customer that totaled $110.0 million at December 31, 2016.

The increase in total deposits from the end of 2015 included $78.7 million of noninterest-bearing deposits and $209.5 million of total deposits acquired from CCB during the first quarter of 2016.

Our average cost of total deposits was 0.09% for the quarter ended December 31, 2016, unchanged from the prior quarter and same period last year. Our cost of total deposits including customer repurchase agreements was 0.10% for the quarter ended December 31, 2016 and 2015.

FHLB Advance, Other Borrowings and Debentures

At December 31, 2016, we had $53.0 million in short-term borrowings, compared to zero at September 30, 2016 and $46.0 million at December 31, 2015.

At December 31, 2016, we had $25.8 million of junior subordinated debentures, unchanged from September 30, 2016 and December 31, 2015. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $61.5 million at December 31, 2016, compared to $61.0 million at September 30, 2016 and $59.2 million at December 31, 2015. The allowance for loan losses was reduced by $4.4 million for the fourth quarter of 2016, offset by net recoveries of $4.9 million. The allowance for loan losses was 1.40%, 1.42%, 1.44%, 1.42%, and 1.47% of total loans and leases outstanding, at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, and December 31, 2015, respectively.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $7.2 million at December 31, 2016, or 0.16% of total loans. This compares to nonperforming loans of $8.7 million, or 0.20% of total loans, at September 30, 2016, and $21.0 million, or 0.52% of total loans, at December 31, 2015. The $7.2 million in nonperforming loans at December 31, 2016 are summarized as follows: $2.7 million in SBA loans, $2.2 million in SFR mortgage loans, $1.7 million in commercial real estate loans, $369,000 in consumer and other loans, and $156,000 in commercial and industrial loans. The $1.5 million decrease in nonperforming loans quarter-over-quarter was partially due to a $713,000 decrease in nonperforming commercial real estate loans.

We had $4.5 million in Other Real Estate Owned (“OREO”) at December 31, 2016, compared to $4.8 million at September 30, 2016, and $7.0 million at December 31, 2015. As of December 31, 2016, we had one OREO property, compared with two OREO properties at September 30, 2016, and four OREO properties at December 31, 2015. During the fourth quarter of 2016, we sold one OREO property with a carrying value of $313,000, realizing a loss on sale of $57,000. There were no additions to OREO for the twelve months ended December 31, 2016.

At December 31, 2016, we had loans delinquent 30 to 89 days of $436,000. This compares to $522,000 at September 30, 2016, and $1.4 million at December 31, 2015. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.01% at December 31, 2016 and September 30, 2016, and 0.04% at December 31, 2015.

At December 31, 2016, we had $19.2 million in performing TDR loans, compared to $27.0 million in performing TDR loans at September 30, 2016, and $42.7 million in performing TDR loans at December 31, 2015. In terms of the number of loans, we had 26 performing TDR loans at December 31, 2016, compared to 29 performing TDR loans at September 30, 2016, and 34 performing TDR loans at December 31, 2015.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $11.7 million at December 31, 2016, $13.5 million at September 30, 2016, and $28.0 million at December 31, 2015. As a percentage of total assets, nonperforming assets were 0.14% at December 31, 2016, 0.17% at September 30, 2016, and 0.37% at December 31, 2015.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2016, classified loans totaled $108.3 million, compared to $105.0 million at September 30, 2016, and $76.9 million at December 31, 2015. The quarter-over-quarter increase was primarily due to an $8.5 million increase in classified dairy & livestock loans and a $4.7 million increase in classified commercial real estate loans, partially offset by a $7.7 million decrease in classified construction loans.

CitizensTrust

As of December 31, 2016, CitizensTrust had approximately $2.69 billion in assets under management and administration, including $2.08 billion in assets under management. Revenues were $2.6 million for the fourth quarter of 2016 and $9.6 million for 2016, compared to $2.0 million and $8.6 million, respectively, for the same period of 2015. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Merger Update

On September 22, 2016, we announced that we entered into a merger agreement with Valley Commerce Bancorp (“VCBP”), pursuant to which its subsidiary, Valley Business Bank will merge into Citizens Business Bank. Valley Business Bank has four branch locations and total assets of approximately $416 million. VCBP is a well-regarded 20 year institution that further strengthens our presence in the Central Valley area of California. We expect to close in the first quarter of 2017, subject to regulatory and Valley Commerce Bancorp shareholders’ approvals.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.1 billion. CVBF earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank has 42 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 19, 2017 to discuss the Company’s fourth quarter and fiscal year end 2016 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 3, 2017 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (877) 344-7529, passcode 10098138.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on Purchase Credit Impaired (“PCI”) loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Additional information about the Valley Commerce Bancorp Merger and Where to Find It

In connection with the proposed merger of CVB Financial Corp. and Valley Commerce Bancorp, CVB Financial Corp. has filed with the United States Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 to register the shares of CVB Financial Corp. common stock to be issued to the shareholders of VCBP, which contains CVB Financial Corp.’s prospectus and VCBP’s proxy statement. The prospectus/proxy statement is being mailed to Valley Commerce Bancorp shareholders on or about January 18, 2017. Before making any voting or investment decision, investors and security holders of Valley Commerce Bancorp are urged to carefully read the entire registration statement and proxy statement/prospectus, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. In addition, CVB Financial Corp. and VCBP may file other relevant documents concerning the proposed merger with VCBP with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to CVB Financial Corp., 701 N. Haven Avenue, Ontario, CA 01764, Attn: Corporate Secretary, telephone (909) 980-4030, or by accessing CVB Financial Corp.’s website at www.cbbank.com under “Investors.” The information on CVB Financial Corp.’s website is not, and shall not be deemed to be, a part of this filing or incorporated into other filings it makes with the SEC.

Participants in the solicitation

CVB Financial Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Valley Commerce Bancorp in connection with the transaction. Information about the directors and executive officers of CVB Financial Corp. is set forth in the definitive proxy statement on Schedule 14A filed with the SEC on April 6, 2016.

VCBP and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of VCBP in connection with the Merger.

Additional information regarding the interests of these participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement/prospectus regarding the Merger.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will” and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; our ability to realize cost savings in connection with our proposed acquisition of Valley Commerce Bancorp within expected time frames or at all, whether governmental approvals for the proposed transaction will be obtained within expected time frames or ever and whether the conditions to the closing of the proposed transaction, including approval by Valley Commerce’s shareholders, are satisfied; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access, cyber incidents, terrorist and political activities, disease pandemics, catastrophic events, natural disasters, such as earthquakes, or drought, extreme weather events, electrical, environmental, computer servers, and communications or other services we use, or that affect our employees or third parties with whom we conduct business; or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies, volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2016	September 30, 2016	December 31, 2015
Assets
Cash and due from banks	$ 119,445	$ 119,420	$ 102,772
Interest-earning balances due from Federal Reserve	2,188	139,739	3,325

Total cash and cash equivalents	121,633	259,159	106,097

Interest-earning balances due from depository institutions	47,848	83,178	32,691
Investment securities available-for-sale	2,270,466	2,227,551	2,368,646
Investment securities held-to-maturity	911,676	878,953	850,989

Total investment securities	3,182,142	3,106,504	3,219,635

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,588
Loans and lease finance receivables	4,395,064	4,295,167	4,016,937
Allowance for loan losses	(61,540)	(61,001)	(59,156)

Net loans and lease finance receivables	4,333,524	4,234,166	3,957,781

Premises and equipment, net	42,086	38,671	31,382
Bank owned life insurance	134,785	134,073	130,956
Intangibles	5,010	5,293	2,265
Goodwill	89,533	88,174	74,244
Other assets	99,458	78,087	98,561

Total assets	$ 8,073,707	$ 8,044,993	$ 7,671,200

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 3,673,541	$ 3,657,610	$ 3,250,174
Investment checking	407,058	413,789	367,253
Savings and money market	1,846,257	1,823,163	1,589,345
Time deposits	382,824	426,433	710,488

Total deposits	6,309,680	6,320,995	5,917,260
Customer repurchase agreements	603,028	577,990	690,704
Other borrowings	53,000	-	46,000
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	23,777	43,111	1,696
Other liabilities	67,586	73,820	66,367

Total liabilities	7,082,845	7,041,690	6,747,801

Stockholders’ Equity
Stockholders’ equity	980,691	964,700	902,490
Accumulated other comprehensive income, net of tax	10,171	38,603	20,909

Total stockholders’ equity	990,862	1,003,303	923,399

Total liabilities and stockholders’ equity	$ 8,073,707	$ 8,044,993	$ 7,671,200

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Assets
Cash and due from banks	$ 121,351	$ 114,202	$ 120,237	$ 105,828
Interest-earning balances due from Federal Reserve and federal funds sold	121,396	203,447	246,945	246,936

Total cash and cash equivalents	242,747	317,649	367,182	352,764

Interest-earning balances due from depository institutions	68,154	33,002	73,344	29,523
Investment securities available-for-sale	2,238,600	2,314,352	2,250,577	2,737,289
Investment securities held-to-maturity	893,698	859,213	801,041	359,199

Total investment securities	3,132,298	3,173,565	3,051,618	3,096,488

Investment in stock of FHLB	17,688	17,588	17,873	20,497
Loans and lease finance receivables	4,312,509	3,875,950	4,195,129	3,782,133
Allowance for loan losses	(61,280)	(59,511)	(60,390)	(60,468)

Net loans and lease finance receivables	4,251,229	3,816,439	4,134,739	3,721,665

Premises and equipment, net	43,301	31,624	39,078	32,319
Bank owned life insurance	134,338	130,368	132,891	128,997
Intangibles	5,163	2,338	4,937	2,678
Goodwill	88,189	74,244	85,894	74,244
Other assets	108,985	107,370	115,438	105,881

Total assets	$ 8,092,092	$ 7,704,187	$ 8,022,994	$ 7,565,056

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 3,715,328	$ 3,319,285	$ 3,539,707	$ 3,159,989
Interest-bearing	2,651,142	2,703,308	2,769,642	2,733,646

Total deposits	6,366,470	6,022,593	6,309,349	5,893,635
Customer repurchase agreements	590,183	652,274	608,779	628,821
FHLB advances	-	-	710	29,516
Other borrowings	1,680	500	2,322	275
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	27,494	8,742	24,124	19,126
Other liabilities	64,566	61,244	63,204	55,871

Total liabilities	7,076,167	6,771,127	7,034,262	6,653,018

Stockholders’ Equity
Stockholders’ equity	978,395	899,018	954,614	878,526
Accumulated other comprehensive income, net of tax	37,530	34,042	34,118	33,512

Total stockholders’ equity	1,015,925	933,060	988,732	912,038

Total liabilities and stockholders’ equity	$ 8,092,092	$ 7,704,187	$ 8,022,994	$ 7,565,056

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Interest income:
Loans and leases, including fees	$ 49,211	$ 45,977	$ 192,992	$ 185,663
Investment securities:
Investment securities available-for-sale	11,460	13,019	47,702	63,190
Investment securities held-to-maturity	5,349	5,508	20,227	9,018

Total investment income	16,809	18,527	67,929	72,208
Dividends from FHLB stock	1,014	382	2,224	2,774
Federal funds sold and interest-earning deposits with other institutions	330	201	1,905	868

Total interest income	67,364	65,087	265,050	261,513

Interest expense:
Deposits	1,413	1,333	5,957	5,266
Borrowings and junior subordinated debentures	510	496	2,019	3,305

Total interest expense	1,923	1,829	7,976	8,571

Net interest income before recapture of provision for loan losses	65,441	63,258	257,074	252,942
Recapture of provision for loan losses	(4,400)	(1,100)	(6,400)	(5,600)

Net interest income after recapture of provision for loan losses	69,841	64,358	263,474	258,542

Noninterest income:
Service charges on deposit accounts	3,680	3,724	15,066	15,567
Trust and investment services	2,556	2,035	9,595	8,642
Gain on sale of loans	-	732	1,101	732
Other	2,176	2,223	9,790	8,542

Total noninterest income	8,412	8,714	35,552	33,483

Noninterest expense:
Salaries and employee benefits	19,626	19,472	82,630	78,618
Occupancy and equipment	3,701	3,674	15,641	14,892
Professional services	1,327	1,454	5,054	5,757
Recapture of provision for unfunded loan commitments	(450)	-	(450)	(500)
Debt termination expense	-	-	16	13,870
Acquisition related expenses	340	400	1,897	475
Other	10,388	6,912	31,952	27,547

Total noninterest expense	34,932	31,912	136,740	140,659

Earnings before income taxes	43,321	41,160	162,286	151,366
Income taxes	16,245	12,547	60,857	52,221

Net earnings	$ 27,076	$ 28,613	$ 101,429	$ 99,145

Basic earnings per common share	$ 0.25	$ 0.27	$ 0.94	$ 0.93

Diluted earnings per common share	$ 0.25	$ 0.27	$ 0.94	$ 0.93

Cash dividends declared per common share	$ 0.12	$ 0.12	$ 0.48	$ 0.48

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Interest income - (tax-equivalent) (TE)	$68,509	$66,715	$270,358	$268,422
Interest expense	1,923	1,829	7,976	8,571

Net interest income - (TE)	$66,586	$64,886	$262,382	$259,851

Return on average assets, annualized	1.33%	1.47%	1.26%	1.31%
Return on average equity, annualized	10.60%	12.17%	10.26%	10.87%
Efficiency ratio [1]	47.30%	44.34%	46.73%	49.11%
Efficiency ratio excluding debt termination [1] [2]	47.30%	44.34%	46.72%	44.27%
Noninterest expense to average assets, annualized	1.72%	1.64%	1.70%	1.86%
Noninterest expense to average assets, excluding debt termination expense [2]	1.72%	1.64%	1.70%	1.68%
Yield on average earning assets (TE)	3.57%	3.62%	3.57%	3.74%
Yield on average earning assets (TE) excluding discount on PCI loans	3.55%	3.56%	3.53%	3.68%
Cost of deposits	0.09%	0.09%	0.09%	0.09%
Cost of deposits and customer repurchase agreements	0.10%	0.10%	0.11%	0.10%
Cost of funds	0.11%	0.11%	0.11%	0.13%
Net interest margin (TE)	3.47%	3.52%	3.46%	3.62%
Net interest margin (TE) excluding discount on PCI loans	3.45%	3.46%	3.43%	3.56%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	107,693,714	105,844,832	107,282,332	105,715,247
Diluted	108,115,476	106,348,512	107,686,955	106,192,472
Dividends declared	$12,996	$12,766	$51,849	$51,040
Dividend payout ratio [3]	48.00%	44.62%	51.12%	51.48%
[3] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	108,251,981	106,384,982
Book value per share	$9.15	$8.68
Tangible book value per share	$8.28	$7.96

	December 31,
	2016	2015
Nonperforming assets:
Nonaccrual loans	$5,526	$8,397
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	1,626	12,622
Other real estate owned (OREO), net	4,527	6,993

Total nonperforming assets	$11,679	$28,012

Troubled debt restructured performing loans	$19,233	$42,687

Percentage of nonperforming assets to total loans outstanding and OREO	0.27%	0.70%

Percentage of nonperforming assets to total assets	0.14%	0.37%

Allowance for loan losses to nonperforming assets	526.93%	211.18%

	Twelve Months Ended December 31,
	2016	2015
Allowance for loan losses:
Beginning balance	$59,156	$59,825
Total charge-offs	(238)	(1,009)
Total recoveries on loans previously charged-off	9,022	5,940

Net recoveries	8,784	4,931
Recapture of provision for loan losses	(6,400)	(5,600)

Allowance for loan losses at end of period	$61,540	$59,156

Net recoveries to average loans	0.209%	0.130%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2016		2015		2014
Quarter End	High	Low	High	Low	High	Low
March 31,	$17.70	$14.02	$16.21	$14.53	$17.08	$14.23
June 30,	$17.92	$15.25	$18.11	$15.45	$16.42	$13.77
September 30,	$17.88	$15.39	$18.37	$15.30	$16.50	$14.35
December 31,	$23.23	$16.32	$18.77	$15.82	$16.47	$13.35

Quarterly Consolidated Statements of Earnings

	Q4	Q3	Q2	Q1	Q4
	2016	2016	2016	2016	2015
Interest income
Loans, including fees	$49,211	$47,754	$50,257	$45,770	$45,977
Investment securities and other	18,153	17,417	17,758	18,730	19,110

Total interest income	67,364	65,171	68,015	64,500	65,087

Interest expense
Deposits	1,413	1,525	1,582	1,437	1,333
Other borrowings	510	485	477	547	496

Total interest expense	1,923	2,010	2,059	1,984	1,829

Net interest income before recapture of provision for loan losses	65,441	63,161	65,956	62,516	63,258
Recapture of provision for loan losses	(4,400)	(2,000)	-	-	(1,100)

Net interest income after recapture of provision for loan losses	69,841	65,161	65,956	62,516	64,358

Noninterest income	8,412	9,183	9,274	8,683	8,714
Noninterest expense	34,932	33,006	34,438	34,364	31,912

Earnings before income taxes	43,321	41,338	40,792	36,835	41,160
Income taxes	16,245	15,890	15,278	13,444	12,547

Net earnings	$27,076	$25,448	$25,514	$23,391	$28,613

Basic earnings per common share	$0.25	$0.23	$0.23	$0.22	$0.27
Diluted earnings per common share	$0.25	$0.23	$0.23	$0.22	$0.27

Cash dividends declared per common share	$0.12	$0.12	$0.12	$0.12	$0.12

Cash dividends declared	$12,996	$12,968	$12,951	$12,934	$12,766

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Commercial and industrial	$487,387	$496,814	$481,713	$474,108	$441,572
SBA	97,511	104,379	112,110	114,073	107,260
Real estate:
Commercial real estate	2,997,735	2,981,859	2,954,921	2,893,717	2,724,970
Construction	85,879	90,710	94,009	89,648	68,563
SFR mortgage	250,783	241,672	237,674	233,155	233,947
Dairy & livestock and agribusiness	339,847	239,749	214,333	227,965	306,938
Municipal lease finance receivables	64,639	68,309	71,929	73,098	74,135
Consumer and other loans	79,743	81,143	81,541	78,503	71,716

Gross loans	4,403,524	4,304,635	4,248,230	4,184,267	4,029,101
Less:
Purchase accounting discount on PCI loans	(1,508)	(1,894)	(2,430)	(3,110)	(3,872)
Deferred loan fees, net	(6,952)	(7,574)	(7,872)	(7,748)	(8,292)
Allowance for loan losses	(61,540)	(61,001)	(60,938)	(59,336)	(59,156)

Net loans	$4,333,524	$4,234,166	$4,176,990	$4,114,073	$3,957,781

Deposit Composition by Type and Customer Repurchase Agreements

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Noninterest-bearing	$3,673,541	$3,657,610	$3,666,206	$3,352,128	$3,250,174
Investment checking	407,058	413,789	408,105	378,624	367,253
Savings and money market	1,846,257	1,823,163	1,824,119	1,764,594	1,589,345
Time deposits	382,824	426,433	687,556	720,932	710,488

Total deposits	6,309,680	6,320,995	6,585,986	6,216,278	5,917,260
Customer repurchase agreements	603,028	577,990	590,465	626,860	690,704

Total deposits and customer repurchase agreements	$6,912,708	$6,898,985	$7,176,451	$6,843,138	$6,607,964

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Nonperforming loans:
Commercial and industrial	$156	$543	$568	$622	$704
SBA	2,737	3,013	2,637	2,435	2,567
Real estate:
Commercial real estate	1,683	2,396	11,396	12,082	14,541
Construction	-	-	-	-	-
SFR mortgage	2,207	2,244	2,443	2,549	2,688
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	369	470	428	456	519

Total	$7,152	$8,666	$17,472	$18,144	$21,019

% of Total gross loans	0.16%	0.20%	0.41%	0.43%	0.52%
Past due 30-89 days:
Commercial and industrial	$-	$-	$61	$111	$-
SBA	352	-	-	-	-
Real estate:
Commercial real estate	-	228	320	-	354
Construction	-	-	-	-	-
SFR mortgage	-	-	-	625	1,082
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	84	294	97	164	-

Total	$436	$522	$478	$900	$1,436

% of Total gross loans	0.01%	0.01%	0.01%	0.02%	0.04%
OREO:
Commercial and industrial	$-	$-	$-	$-	$-
Real estate:
Commercial real estate	-	-	1,209	1,705	2,125
Construction	4,527	4,840	4,840	4,840	4,868

Total	$4,527	$4,840	$6,049	$6,545	$6,993

Total nonperforming, past due, and OREO	$12,115	$14,028	$23,999	$25,589	$29,448

% of Total gross loans	0.28%	0.33%	0.57%	0.61%	0.73%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended December 31, 2016 and 2015 include a yield adjustment of $394,000 and $1.0 million, respectively. Net interest income for the twelve months ended December 31, 2016 and 2015 include a yield adjustment of $2.5 million and $4.0 million, respectively. These yield adjustments relate to discount accretion on Purchase Credit Impaired (“PCI”) loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended December 31,
	2016			2015
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
	(Dollars in thousands)
Total interest-earning assets (TE)	$7,652,045	$68,509	3.57%	$7,303,552	$66,715	3.62%
Discount on acquired PCI loans	1,763	(394)		4,528	(1,022)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,653,808	$68,115	3.55%	$7,308,080	$65,693	3.56%

Net interest income and net interest margin (TE)		$66,586	3.47%		$64,886	3.52%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(394)			(1,022)

Net interest income and net interest margin (TE), excluding yield adjustment		$66,192	3.45%		$63,864	3.46%

	Twelve Months Ended December 31,
	2016			2015
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
	(Dollars in thousands)
Total interest-earning assets (TE)	$7,584,909	$270,358	3.57%	$7,175,577	$268,422	3.74%
Discount on acquired PCI loans	2,679	(2,506)		5,875	(4,032)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,587,588	$267,852	3.53%	$7,181,452	$264,390	3.68%

Net interest income and net interest margin (TE)		$262,382	3.46%		$259,851	3.62%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(2,506)			(4,032)

Net interest income and net interest margin (TE), excluding yield adjustment		$259,876	3.43%		$255,819	3.56%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2016 and 2015.

	December 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$990,862	$923,399
Less: Goodwill	(89,533)	(74,244)
Less: Intangible assets	(5,010)	(2,265)

Tangible book value	$896,319	$846,890
Common shares issued and outstanding	108,251,981	106,384,982

Tangible book value per share	$8.28	$7.96

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the twelve months ended December 31, 2016 and 2015 includes debt termination expense of $16,000 and $13.9 million, respectively. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands)
Net interest income	$65,441	$63,258	$257,074	$252,942
Noninterest income	8,412	8,714	35,552	33,483

Noninterest expense	34,932	31,912	136,740	140,659
Less: Debt termination expense	-	-	(16)	(13,870)

Adjusted noninterest expense	$34,932	$31,912	$136,724	$126,789

Efficiency ratio	47.30%	44.34%	46.73%	49.11%
Adjusted efficiency ratio	47.30%	44.34%	46.72%	44.27%

Adjusted noninterest expense	$34,932	$31,912	$136,724	$126,789
Average assets	$8,092,092	$7,704,187	$8,022,994	$7,565,056
Adjusted noninterest expense to average assets [1]	1.72%	1.64%	1.70%	1.68%

[1] Annualized